EXHIBIT 10.26

Bruce Winfield Van Saun
[ADDRESS] [ADDRESS]	Date: [—]

Shareholder Reference Number [—]

Dear Bruce

The Royal Bank of Scotland Group plc (‘the Group’)

Long Term Incentive Plan award [YEAR]

I would like to congratulate you on the share award that you have been granted under the Group’s Long Term Incentive Plan (LTIP).

The LTIP gives you the right to receive ordinary shares in the Group (shares), normally at the end of three years, subject to performance conditions being met over that period. The LTIP has been designed to link your award to the performance of the Group.

The release (or ‘vesting’) of your award depends on the Group Performance and Remuneration Committee’s assessment of the performance of the Group against specified performance conditions. Therefore the actual number of shares that vest will depend on the assessment of the relevant performance conditions.

Details of the performance measures set by the Group Performance and Remuneration Committee are contained in this award certificate, as are details of your award, which can be found on the next page.

For more information about the LTIP, including the LTIP rules, visit: [—].

If you have any questions please call the Computershare Helpline on [—].

Thank you for your contribution and continued commitment to the Group.

Yours sincerely,

Philip Hampton

Group Chairman

Performance Conditions

In developing the balance of measures for the LTIP, the Group Remuneration Committee has focussed on alignment with:

•	Value creation to shareholders in both current and medium term;

•	Advancement of the strategic position and capability of the organisation; and

•	Building a sustainable organisation.

Set out below are the performance measures which apply to your award:

Measure	Weighting	Maximum grant date value of shares*
Relative TSR	25%	100% of salary
Core Bank Economic Profit	25%	100% of salary
Balance Sheet & Risk	25%	100% of salary
Strategic Scorecard	25%	100% of salary

*	Each of the four performance measures attached to the award will have the ability to deliver shares up to the value of 100% of base salary at date of grant, based on the average daily closing share price between [DATE] and [DATE] inclusive, which was £[—]. However, a cap of 300% of base salary will apply to the overall value of the award.

The performance conditions will be measured over a three year performance period after which the Group Performance and Remuneration Committee will determine the amount of your award that will vest. Subject to the performance conditions being met and the rules of the LTIP, your award will vest in [DATE], on the third anniversary of the date of grant.

Below is more detail on the targets which apply to your awards.

Relative Total Shareholder Return (25%)

The relative TSR measure provides a direct connection between executive directors’ awards and relative performance delivered to shareholders. The measure compares the Group’s performance against a group of comparator banks from the UK and overseas, weighted towards those companies most similar to the Group.

Measure	Weighting
Barclays	200%
Lloyds Banking Group

HSBC	150%
Standard Chartered
Bank of America, BBVA, BNP Paribas, Citigroup, Credit Agricole, Credit Suisse Group, Deutsche Bank, JP Morgan Chase, National Australia Bank Limited, Royal Bank of Canada, Santander, Societe Generale, The Toronto-Dominion Bank Group, UBS Unicredito, Wells Fargo & Company	50%

•	20% of the award will vest if the Group’s TSR is at the median of the companies in the comparator group.

•	100% of the award will vest if the Group’s TSR is at the upper quartile of the companies in the comparator group.

Core bank economic profit (25%)

The Economic Profit measure is focused on the Core bank to ensure that performance reflects enduring earnings for the bank. Economic Profit, being a risk-adjusted financial measure, is consistent with the PRA Remuneration Code and also provides a balance between measuring growth and the cost of capital employed in delivering that growth. Core bank Economic Profit is defined as Core Bank Operating profit after Tax, less attributed equity, multiplied by the cost of equity, where:

•	[Return attributable to shareholders is Core Operating Profit reported in the financial statements, excluding movements in the fair value of own debt and APS, taxed at a standard tax rate.

•	Equity is defined as tangible equity allocated to the Core Business, with adjustments to strop out distorting impacts arising from movements in the fair value of own debt, available-for-sale reserves and cash flow hedging reserves.

•	Current Cost of Equity is 12%, which is subject to review at least annually.][2]

•	[Core Operating Profit after Tax is Core Operating Profit taxed at a standard tax rate.

•	Attributed Equity is defined as equity allocated to the Core businesses, calculated as a function of the Core businesses risk-weighted asset base.

•	Current Cost of Equity is 11.5%, which is subject to review at least annually.][3]

Balance Sheet & Risk (25%)

The Balance Sheet & Risk measures have a particular focus on risk reduction, the resolution of the Non-Core business and the building of a sustainable and responsible franchise for the Group.

Strategic Scorecard (25%)

The balanced Strategic Scorecard rewards management for delivering a robust basis for future growth in terms of the strength of our franchise, efficiency, reputation, and the engagement of employees.

Performance Measures
Balance Sheet, Risk measures and targets	Non-Core Assets Cumulative Non-Core loss Core Tier 1 capital ratio Wholesale funding Liquidity reserves Leverage ratio Loan: deposit ratio Earnings volatility

Strategic Scorecard measures and targets	Customer franchise Cost: come ratio in Core bank Lending targets Sustainability performance Progress in people issues

Both quantitative and qualitative strategic measures are used, including measures relating to reputation, customer excellence, organisational capability and sustainability, given that these will support the long-term goals of the business.

Performance level	Indicative performance (guideline only)	Level of vesting
Fully meets	Objectives met or exceeded in all material aspects	100%
Significantly meets	Two-thirds of objectives met	62.5%
Partially meets	Half of objectives met	25%
Does not meet	Over half of objectives not met	0%

Vesting will be based on the proportion of targets fully met, qualified by Group Performance and Remuneration Committee discretion, taking into account changes in circumstances over the performance period, the relative importance of the measures, the margin by which individual targets have been missed or exceeded, and any other relevant factors.

Risk underpin and clawback

The Committee will also review financial and operational performance against the business strategy and risk performance prior to agreeing the vesting of your Award. In assessing this, the Committee will be advised independently by the Board Risk Committee. If the Committee considers that the vesting outcome calibrated in line with the performance conditions outlined above does not reflect underlying financial results, or if the Committee is not satisfied that conduct and risk management during the performance period has been effective, then the terms of your Award allow for an underpin to be used to reduce vesting of your Award, or to allow your Award to lapse in its entirety. Your Award is also subject to Malus and/or Clawback.

[2]	For LTIP award granted in 2012.
[3]	For LTIP award granted in 2013.

Long Term Incentive Plan award certificate [YEAR]

Award Date	Maximum number of shares subject to award	Vesting Date	Initial Value of award
[DATE]	[—]	[DATE]	[—]

This award certificate confirms the grant to you of an award over the number of shares detailed above, subject to the rules of the 2010 Long Term Incentive Plan (LTIP). The number of shares subject to the award has been calculated by dividing the initial value of the award by the average daily closing share price between [DATE] and [DATE] inclusive, which was £[—]. In normal circumstances the award will vest on the vesting date shown above subject to the satisfaction of the performance conditions detailed within this document.

Subject to the rules of the LTIP and the relevant performance conditions, the shares subject to the award will normally be transferred to a nominee on your behalf as soon as is reasonably practicable after the vesting date and must not be sold or transferred until after the expiry of a period of six months after vesting, in line with the PRA Remuneration Code.

This is an important document which should be kept in a safe place. Your participation or right to participate in the LTIP does not affect, or form part of, your contract of employment. Participation in the LTIP is governed by the LTIP rules. These rules contain specific provisions limiting your rights under the LTIP. You will not have any rights to compensation or damages for any loss of rights, benefits or prospective benefits under the LTIP in consequence of the termination of your employment. There is no guarantee that the LTIP will be operated in any future years or if it is operated that you will be selected to participate in it. The award is personal to you (and your personal representatives) and cannot be transferred. Your award cannot be cancelled and you will be liable to pay any tax and employee social security due in connection with the award.

We will process certain personal information which you provide in connection with your participation in the LTIP, in order to facilitate your participation in the LTIP, or for any purposes required by law, or for any other legitimate business purposes. We may make your personal information available to other parts of the Group and to third parties for these purposes, though some are situated outside your country and may not offer as high a level of protection for your personal information as your country.

The Group may amend, suspend or terminate all or any part of the LTIP at any time, but may only do so in accordance with the LTIP rules.

Personal Hedging Strategies Prohibition

In line with the requirements of the FSA Remuneration Code and the updated Group Staff Dealing Rules, it is a condition of your award that you must not engage in any personal hedging strategies to lessen the impact of a reduction in value of your LTIP award, for example if the Group’s share price goes down. Please consult the Group Staff Dealing Rules for further information. If any award holders breach this condition, their awards may lapse.

Words and expressions defined in the rules of the LTIP shall apply for the purposes of this award certificate. In the event of a conflict between the rules and the content of this award certificate and letter, the rules shall take precedence.